Exhibit 99.1

Silverstar Holdings Receives NASDAQ Deficiency Notice Related to Minimum Bid Price Rule

BOCA RATON, FL – July 3, 2008 – Silverstar Holdings, Ltd. (NASDAQ: SSTR), a leading international publisher and developer of interactive entertainment software, announced the company has received a NASDAQ Staff Deficiency Letter on June 27, 2008 indicating that the company fails to comply with the minimum bid price requirement for continued listing set forth in Marketplace Rule 4310(c)(4). The letter gives the company notice that the company’s bid price of its common stock has closed under $1.00 for the last 30 business days.

Pursuant to NASDAQ Marketplace Rule 4310(c)(8)(D), the company has been provided an initial period of 180 calendar days, or until December 24, 2008, to regain compliance. The letter states the NASDAQ staff will provide written notification that the company has achieved compliance with Rule 4310(c)(4) if at any time before December 24, 2008, the bid price of the company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, although the letter also states that the NASDAQ staff has the discretion to require compliance for a period in excess of 10 consecutive business days, but generally no more than 20 consecutive business days, under certain circumstances.

If the company cannot demonstrate compliance with Rule 4310(c)(4) by December 24, 2008, the NASDAQ staff will determine whether the company meets The NASDAQ Capital Market initial listing criteria set forth in NASDAQ Marketplace Rule 4310(c), except for the bid price requirement. If the company meets the initial listing criteria, the NASDAQ staff will notify the company that it has been granted an additional 180 calendar day compliance period. If the company is not eligible for an additional compliance period, the NASDAQ staff will provide written notice that the company’s securities will be delisted. At that time, the company may appeal the NASDAQ staff’s determination to delist its securities to a Listing Qualifications Panel.

The company intends to actively monitor the bid price for its common stock between now and December 24, 2008, and consider implementation of various options available to the company if its common stock does not trade at a level that is likely to regain compliance.

About Silverstar Holdings

Silverstar Holdings Ltd. is an international publisher and developer of interactive entertainment software that operates primarily through two wholly-owned subsidiaries: Empire Interactive, PLC and Strategy First, Inc. Empire Interactive, http://www.empireinteractive.com, is an award-winning developer and publisher of interactive entertainment software games, including Starsky & Hutch, Big Mutha Truckers, Ford Racing and FlatOut series. Empire’s products are delivered on both console and PC platforms. Strategy First, http://www.strategyfirst.com, is a worldwide publisher of entertainment software for the PC, including the award winning Disciples, Jack Keene, Jagged Alliance, and Space Empires series. For more information about Silverstar Holdings, go to http://www.silverstarholdings.com.

Contact:

Silverstar Holdings Ltd.

Clive Kabatznik, President and CEO

561-479-0040

clive@silverstarholdings.com

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